Exhibit 5.1

October 1, 2010

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Midas Medici Group Holdings, Inc.- Form S-4 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Midas Medici Group Holdings, Inc. a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above and the laws of Delaware, we are of the opinion that the following securities when sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable:

•	5.557,884 shares of common stock (including 609,945 shares underlying warrants and options)
•	507,414 warrants
•	102,531 options

We hereby consent to the being named  in, and the filing of this opinion as Exhibit 5.1 to the Registration Statement and in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Sichenzia Ross Friedman Ference LLP

61 Broadway    New York, New York  10006  212-930-9700  212-930-9725 Fax
www.srff.com